Exhibit 99.1


                         BALCHEM CORPORATION (AMEX: BCP)
      Reported as follows (unaudited) for the Quarter ended March 31, 2005
                ($000 Omitted Except for Net Earnings Per Share)

    All per share information has been adjusted to reflect the three for two stock split effected in the form of a 50% stock dividend declared on
                 December 16, 2004 and paid on January 20, 2005.


                      For the Three Months Ended March 31,
                      ------------------------------------

                                              2005            2004
                                              ----            ----

Net sales                                   $ 19,340        $ 15,644
Gross profit                                   7,182           5,613
Operating expenses                             3,151           2,685
                                            --------        --------
Earnings from operations                       4,031           2,928
Other (income) expense                           (38)             27
                                            --------        --------
Earnings before income tax expense             4,069           2,901
Income tax expense                             1,501           1,085
                                            --------        --------
Net earnings                                $  2,568        $  1,816
                                            ========        ========

Basic net earnings per common share         $   0.34        $   0.25
Diluted net earnings per common share       $   0.32        $   0.24


   New All Time Quarterly Records Were Achieved In Net Sales And Net Earnings.
   ---------------------------------------------------------------------------

     Record net sales were achieved for the quarter ended March 31, 2005 of $19.3 million. This is an increase of 23.6%, as compared to $15.6 million for the comparable prior year period. Net earnings for the first quarter were a record $2.6 million, an increase of 41.4% as compared with the same period last year. This resulted in a diluted net earnings increase of 33.3% to $0.32 per share for the first quarter of 2005 versus $0.24 per share for the comparable quarter of the prior year, again setting a new all time quarterly record.

     In this first quarter of 2005, all three segments of the company reported improved sales and earnings versus the prior year comparable period. Sales of the Encapsulated/Nutritional Products segment were $7.8 million in the period, an increase of 38.9% from the prior year comparable quarter with particular strength in sales of food ingredients for the domestic and international markets, and for Reashure(TM) and Nitroshure(TM), our animal nutrition and health products targeted for dairy cows. Earnings from operations for the encap segment were $0.88 million in the current quarterly period as compared to a $0.08 million in the prior year comparable quarter. The BCP Ingredients segment realized record quarterly sales of approximately $4.4 million, increasing 47.0% over the prior year comparable quarter, due principally to increased sales volumes in dry and aqueous choline products for the poultry and swine industries. Earnings from operations for this segment doubled, improving to approximately $0.55 million as compared to $0.27 million in the prior year comparable quarter. The ARC Specialty Products segment generated earnings from operations of approximately $2.6 million on quarterly sales of $7.1 million. Net sales were 1.5% higher than the prior year comparable quarter due principally to increased revenues from sales of ethylene oxide for medical device sterilization. These increased sales were partially offset by slowness in the ethylene oxide blends and EO canister product lines. Earnings from operations were 1.5% greater than the prior year comparable quarter for this segment.

     Consolidated gross profit for the quarter ended March 31, 2005 was $7.2 million, an increase of 27.9% compared to $5.6 million for the prior year comparable period, due to the above noted increase in sales. Sales volumes increased 26% from the levels in the comparable prior year quarter, driving improvements to gross margin levels, particularly in the Encapsulated/Nutritional Products and BCP, Ingredients segments. Certain product gross margins were unfavorably impacted by rising raw material and energy costs however, the larger sales volumes helped to overcome this effect as we leveraged on our manufacturing capabilities. While we do not foresee near-term relief from these rising costs, price increases to various markets have helped to somewhat offset these noted cost increases. Operating (Selling, R&D, and Administrative) expenses were $3.2 million, up $0.5 million from the comparable quarter last year, but equaling approximately 16.3% of net sales, improving from 17.2% of net sales in the prior year comparable quarter.

     Our balance sheet remained strong at quarter end reflecting total cash and investments of $16.1 million, no long-term debt and shareholder equity of $53.8 million.

Outlook

     Commenting on the outlook for 2005, Dino A. Rossi, President and CEO of Balchem, said "Our Encapsulated/Nutritional Products segment sees signs of volume improvement in the domestic food sector and a steady dairy economy which should result in continued improvement in sales of Reashure(TM) and Nitroshure(TM) over 2004 levels. Strength in BCP Ingredients Unencapsulated Feed Supplements segment should continue and we expect improved growth from the ARC Specialty Products segment. Overall, we continue to expect modest double digit increases in total sales and earnings from organic growth for the year. We will seek to continue to improve our operating cost structure through improved volumes and enhanced technology, in order to ease the pressure of higher energy and raw material costs. We are cautiously optimistic that we will identify one or more new strategic alliance and/or acquisition opportunities that will complement the organic growth expectations."

Quarterly Conference Call

     A quarterly conference call will be conducted on Thursday, April 28, 2005 at 2:00 PM Eastern Time (ET) to review first quarter 2005 results (for the period ending March 31, 2005). Dino A. Rossi, President and CEO, and Frank Fitzpatrick, Chief Financial Officer, will host the call. We invite you to listen to the call by dialing (877) 407-8289 five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay through May 2, 2005. To access the replay of the conference call, dial (877) 660-6853, Account Number 298, Replay Conference Number 148756. This press release, and its accompanying financial exhibits, will also be available on the Company website, www.balchem.com, prior to the conference call.
                        ---------------

Segment Information

     Balchem Corporation consists primarily of three business segments: ARC Specialty Products, Encapsulated/Nutritional Products, and BCP Ingredients. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Encapsulated/Nutritional Products segment provides proprietary microencapsulation solutions to a variety of applications in the food and human nutrition marketplaces. BCP Ingredients manufactures and supplies choline chloride and derivatives used primarily in the poultry and swine industries.

Forward Looking Statements

     This release contains forward-looking statements, which reflect Balchem's expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Balchem's expectations, including risks and factors identified in Balchem's annual report on Form 10-K for the year ended December 31, 2004. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.


Contact:  Karin McCaffery, Telephone:   845-326-5635

                                     Selected Financial Data
                                           ($ in 000's)
Business Segment Net Sales:
============================================================
                                        Three Months Ended
                                             March 31,
                                         2005         2004
-----------------------------------------------------------
Specialty Products                     $ 7,133       $7,028
Encap/Nutritional Products               7,841        5,646
BCP Ingredients                          4,366        2,970
-----------------------------------------------------------
Total                                  $19,340       $5,644
===========================================================


Business Segment Earnings (Loss):
===========================================================
                                        Three Months Ended
                                             March 31,
                                        2005         2004
-----------------------------------------------------------
Specialty Products                     $2,605       $2,576
Encap/Nutritional Products                877           84
BCP Ingredients                           549          268
Other income (expense)                     38          (27)
-----------------------------------------------------------
Earnings bef. income taxes             $4,069       $2,901
===========================================================


Selected Balance Sheet Items
                                               March 31,    December 31,
                                                 2005          2004
                                                 ----          ----
Cash                                           $16,058       $12,734
Accounts Receivable                              9,377         7,996
Inventories                                      6,162         6,319
Other Current Assets                             1,383         2,163
                                               -------       -------
Current Assets                                  32,980        29,212

Property, Plant, & Equipment (net)              23,908        24,188
Other Assets                                     7,010         7,005
                                               -------       -------
Total Assets                                   $63,898       $60,405
                                               =======       =======

Current Liabilities                            $ 5,515       $ 5,707
Other Long-Term Obligations                      4,616         4,464
                                               -------       -------
Total Liabilities                               10,131        10,171

Stockholders' Equity                            53,767        50,234
                                               -------       -------
Total Liability and Stockholders' Equity       $63,898       $60,405
                                               =======       =======